Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EchoStar DBS Corporation:
We consent to the use of our report (which contains an explanatory paragraph that EchoStar DBS Corporation adopted (a) Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, as discussed in note 2, (b) Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and recorded a cumulative increase, net of tax, to accumulated deficit as of January 1, 2006, as discussed in note 2 and (c) Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006, as discussed in note 3) dated March 5, 2008 with respect to the consolidated balance sheets of EchoStar DBS Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP
Denver, Colorado
June 3, 2008